Exhibit (g)(2)

September 23, 2025

Adam Stern
Vice President
Pursuit Asset-Based Income Fund
c/o UMB Fund Services, Inc.
235 West Galena Street
Milwaukee, WI 53212

Re:	Pursuit Asset-Based Income Fund (the “Fund”)

Dear Mr. Stern:

Pursuant to the Investment Management Agreement between the Fund and Pursuit Fund Advisers, LLC (“Pursuit”) dated September 23, 2025 (the “Investment Management Agreement”), Pursuit is entitled to an investment management fee of 1.25%, accrued daily and payable monthly in arrears based upon the Fund’s average daily net assets. By our execution of this letter agreement (this “Agreement”), intending to be legally bound hereby, Pursuit agrees irrevocably that it shall waive 40% of the investment management fees payable to it until two years from the effective date of the Fund’s registration statement.

In addition, pursuant to the Investment Management Agreement, Pursuit is entitled to an incentive fee based on Pre-Incentive Fee Net Investment Income (as defined in the Investment Management Agreement) attributable to each class of shares (each a “Class”), and determined and payable in arrears as of the end of each fiscal quarter. With respect to each Class, the incentive fee for each fiscal quarter is calculated as follows:

(i)       No incentive fee is payable in any fiscal quarter in which the Pre-Incentive Fee Net Investment Income attributable to the Class does not exceed a quarterly return of 1.75% per quarter based on the Class’s average daily net assets (calculated in accordance with GAAP) (the ’‘Quarterly Return”).

(ii)       All Pre-Incentive Fee Net Investment Income attributable to the Class (if any) that exceeds the Quarterly Return, but is less than or equal to 1.969% of the average daily net assets of that Class (calculated in accordance with GAAP) for the fiscal quarter will be payable to the Investment Manager.

(iii)       For any fiscal quarter in which Pre-Incentive Fee Net Investment Income attributable to the Class exceeds 1.969% of the Class’s average daily net assets (calculated in accordance with GAAP), the Incentive Fee with respect to that Class will equal 12.5% of Pre-Incentive Fee Net Investment Income attributable to the Class.

By our execution of this agreement, intending to be legally bound hereby, Pursuit agrees irrevocably that it shall waive 20% of the Incentive Fee payable to it until two years from the effective date of the Fund’s registration statement.

Pursuit Fund Advisers, LLC

By:	/s/ Paul Ghaffari
Name:	Paul Ghaffari
Title:	Managing Member

Your signature below acknowledges

acceptance of this Agreement:

Pursuit-Asset Based Income Fund

By:	/s/ Adam Stern
Name:	Adam Stern
Title:	Vice President